CSW Development-I, Inc.
                          Consolidated Income Statement
                       For the Quarter Ended June 30, 1997
                                    Unaudited
                                     (000's)

                                         Three Months         Six Months
                                            Ended                Ended
                                        June 30, 1997        June 30, 1997
                                       ----------------    -----------------
REVENUES
    Misc. Income                              $75                  $150
    Income From Equity Investments            762                 2,224
                                            -----               -------
Total Revenue                                 837                 2,374
                                            -----               -------

EXPENSES
   Operating Expenses                         (50)                  910
   Expenses Transferred Out                   (40)                 (132)
                                            -----               -------
Total Expenses                                (90)                  778
                                            -----               -------

Net Income Before Tax                         927                 1,596

Provision for Income Taxes                    301                   468
                                            -----               -------

                                            -----               -------
Net Income                                   $625                $1,127
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